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                                                                    Exhibit 99.2

LOEWS CINEPLEX ENTERTAINMENT CORPORATION INCREASES PRIVATE PLACEMENT OF SENIOR SUBORDINATED DEBT FROM $200 MILLION TO $300 MILLION

July 31, 1998 1:39 PM EDT

NEW YORK, July 31 /PRNewswire/ -- Loews Cineplex Entertainment Corporation (NYSE: LCP; TSE: LCX) announced today that it has priced the private placement of $300 million of 8 7/8% Senior Subordinated Notes due 2008. The size of the offering was increased from the $200 million originally planned. The Notes were sold pursuant to Rule 144A under the Securities Act of 1933 and were rated B3 by Moody's Investor Service and single-'B' by Standard & Poors.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

The net proceeds to Loews Cineplex from the senior subordinated debt private placement, combined with the concurrent common stock offering of 10 million shares, will be used primarily to fund the tender offer for the $200 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2004 of Plitt Theatres, Inc., reduce debt outstanding under the Company's Senior Credit Facility, and increase funds available under this facility to finance the expansion of its circuit in North America and internationally. Plitt Theatres, Inc. is a wholly owned subsidiary of Loews Cineplex.

Plitt is offering to purchase any or all of the outstanding 10 7/8% Senior Subordinated Notes due 2004 of Plitt Theatres, Inc. pursuant to an at-the-market offer. As of the close of business on July 30, 1998, holders of approximately 97% of the outstanding Notes had validly tendered their Notes in the at-the-market offer. The at-the-market offer which expires at 5:00 p.m., New York City time, on August 4, 1998, unless extended, is subject to various conditions including no event continuing that could materially impair the benefits the Company contemplated at the time the at-the-market offer was commenced.

Loews Cineplex, formed by the May 1998 merger of Sony/Loews Theatres and the Cineplex Odeon Corporation, is one of the world's largest motion picture exhibition companies, with 2,900 screens in 465 locations primarily in major cities throughout the United States, Canada and Europe. Loews Cineplex's divisions include Loews Cineplex United States, Cineplex Odeon Canada, and Loews Cineplex International. Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon names. Additionally, the Company's partnerships operate theatres under the Magic Johnson
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Theatres, Star Theatres and Yelmo Cineplex names. SOURCE Loews Cineplex
Entertainment Corporation.